Exhibit 99-B

JPMorgan Trust I	J.P. Morgan Series Trust II
JPMorgan Trust II	JPMorgan Insurance Trust
J.P. Morgan Fleming Mutual Fund Group, Inc.	Undiscovered Managers Funds
J.P. Morgan Mutual Fund Group	UM Investment Trust
J.P. Morgan Mutual Fund Investment Trust	JPMorgan Institutional Trust

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Robert L. Young, Patricia A. Maleski, Stephanie J. Dorsey, Jessica K. Ditullio, Stephen M. Benham, Nancy E. Fields, Elizabeth A. Davin, John T. Fitzgerald, Pamela L. Woodley, Susan Canning, Ellen W. O’Brien, Stephen M. Ungerman, Arthur A. Jensen, Laura S. Melman, Joseph Bertini and Thomas J. Smith, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact's name, place and stead, to sign any and all registration statements or other filings made with the Securities and Exchange Commission or any state regulatory agency or authority applicable to the above named Trusts, and any amendments or supplements thereto, and withdrawals thereof, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or authority, as appropriate, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person in his or her capacity as a Trustee or officer of the Trusts, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/George C.W. Gatch

George C.W. Gatch	Dated: May 7, 2007